Exhibit 4.1

Hawaiian Electric Industries, Inc. •P.O. Box 730 Honolulu, Hawaii 96808-0730

February 13, 2012

WI Implementations

Fidelity Investments

100 Magellan Way, KE22

Covington, KY  41015

Re: Changes to the Investment Options with respect to the Plan(s) specified below (the “Plan(s)”):

Legal Plan Name	FPRS Plan Number	Plan Type
Hawaiian Electric Industries Retirement Savings Plan	56566	Qualified Plan
American Savings Bank 401(k) Plan	75615	Qualified Plan

Dear WI Implementations:

This letter relates to the Plan investment options available under the Master Trust Agreement between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company (“Trustee” or “Fidelity”), dated 02/01/2000, as amended, for the Plan(s) (the “Agreement”).  The parties intend and agree that this letter shall constitute an amendment to the Agreement and the parties shall make corresponding changes to the Plan Administration Manual to the extent the direction contained herein modifies the investment options available under the Plan(s) and/or to the extent the directions modify the investment option(s) to be used for the investment of assets for which the Trustee has not received investment direction from the Sponsor or participants as applicable.

Sponsor hereby directs Trustee to implement the Plan investment option changes described in the attached Direction to Change Investment Options and subject to the terms thereof.

On and after the date hereof, in lieu of receiving a printed copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a new Plan investment option or short-term investment fund, Sponsor hereby acknowledges that the Named Fiduciary consents to receiving such documents electronically.  Sponsor agrees that the Named Fiduciary shall access each prospectus on the Internet after receiving notice from Trustee that a current version is available online at a website maintained by Trustee or its affiliate.  Trustee represents that on the effective date of this letter, a current version of each such prospectus is available at http://www.fidelity.com and the parties understand that such information may move to such successor website as Trustee may notify Named Fiduciary of in writing from time to time.  Sponsor hereby confirms that the Named Fiduciary has accessed/will access each such prospectus at the then-current site.

Fidelity Confidential Project Number: 3932998

Sponsor hereby acknowledges that the Named Fiduciary has received from Trustee via regular mail a paper copy of the prospectus for each Fidelity Freedom K® Fund selected by the Named Fiduciary as a Plan investment option and added pursuant to this letter.  Sponsor hereby confirms that the Named Fiduciary understands that current versions of Fidelity Freedom K® Fund prospectus(es) are not available at this time online at www.fidelity.com.

Sponsor hereby acknowledges that eligibility for the Fidelity Freedom K® Funds are subject to certain business requirements which may change from time to time, but would ordinarily include, although not be limited to, a requirement that Sponsor has at least $20 million in total defined contribution plan assets record-kept at Fidelity.  Sponsor further understands that in the event such business requirements are not met, the Plans may no longer be eligible for Fidelity Freedom K® Funds. Trustee shall provide notice to Sponsor if the Plans are no longer eligible for Fidelity Freedom K® Funds.  If the Plans are no longer eligible for Fidelity Freedom K® Funds, such positions will be liquidated and the proceeds will be invested at the direction of Sponsor.  The timing of such liquidation will be mutually agreed upon by both Sponsor and Trustee but shall in no event be permitted to extend more than ninety (90) days past Trustee’s notice of ineligibility.

Fees paid directly to any Fidelity affiliate by non-Fidelity mutual fund vendors will be posted and updated quarterly on Plan Sponsor Webstation at http://psw.fidelity.com or a successor site.

Timeframes

Trustee will implement the fund change(s) directed by Sponsor on the dates specified in the attached Direction to Change Investment Options and deliver communications in a timely manner as described herein, provided Trustee is in receipt of this signed letter by 02/13/2012. The fund change(s) described herein will not be implemented and communications not delivered unless this signed letter is received by Trustee by 02/13/2012.

This letter (including any attachments hereto, each of which is incorporated herein by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof.  There are no representations, understandings or agreements relating to the directions given in this letter that are not fully expressed herein.  Sponsor recognizes the importance of changes to a Plan’s investment choices and the significant risks (financial and otherwise) associated with any incorrect actions in this regard and therefore confirms that it has read this letter fully, understands and confirms the accuracy of the directions being provided herein.

By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties.  Notwithstanding any contradictory provision of any Agreement, each party may rely without duty of inquiry on the foregoing representation.

Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B.

By:	/s/ James A. Ajello
(Signature of Authorized Individual)

Name:	James A. Ajello
(Printed Name)

Title:	Chairman, Pension Investment Committee

Date:	2/10/12

By:	/s/ Chet A. Richardson
(Signature of Authorized Individual)

Name:	Chet A. Richardson
(Printed Name)

Title:	Secretary, Pension Investment Committee

Date:	2/10/12

A copy of this letter will be returned to Sponsor after it has been countersigned by Trustee.

Agreed to and accepted by:

Fidelity Management Trust Company

By:	/s/ Mark C. Kohus
(Signature of Fidelity Authorized Individual)

Name:	Mark C. Kohus
(Printed Name)

Title:	VP Implementation

Date:	2/17/2012

DIRECTION TO CHANGE INVESTMENT OPTIONS

I.                Fund Additions

The Plan(s) specified below will be adding the fund(s) listed below after 4:00 PM ET on the day before the live date indicated below:

Plan #	Live Date	Ticker	Legal Fund Name	FPRS Code	VRS Code	Redemption/Short- Term Trading Fees
56566	03/21/2012	FSEVX	Spartan® Extended Market Index Fund - Fidelity Advantage Class	1521	01521	0.75% / 90 days
56566	03/21/2012	FDENX	Fidelity Freedom K® 2055 Fund	2332	02332	N/A
75615	03/21/2012	FSEVX	Spartan® Extended Market Index Fund - Fidelity Advantage Class	1521	01521	0.75% / 90 days
75615	03/21/2012	FDENX	Fidelity Freedom K® 2055 Fund	2332	02332	N/A

Restrictions:

•                  Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the new investment options will be opened for all money-in and money-out transactions, and will not be restricted from any transaction.

Performance:

•                  Fund Performance will be made available on the VRS, NetBenefits, and Statements.

•                  The addition of the Fund Performance may take 1 to 3 business days following the fund effective date to populate on NetBenefits.

•                  The Standard Performance will be made available:

Standard Performance Options

VRS	NetBenefits
Cumulative Year To Date	1, 3, 5, 10 Year Average Annual
1, 5, 10 Year Average Annual	Life of Fund Average Annual
52 Week High	3 Month Cumulative
52 Week Low	Year to Date Cumulative

Plan Level Fee Processing:

•                  The new funds will be added to the fee processing hierarchies in the last position.

Distribution Redemption Methods:

•                  The new funds will be added to the redemption methods for all withdrawals and loans according to the below methodology:

•                  For redemptions using a pro-rata method, the new funds will be added.

•                  For redemptions using a hierarchal method, the new funds will be added in the last position.

FIDELITY FREEDOM K® FUND DIRECTION

The Sponsor hereby directs Trustee as follows:

☒  To the extent they have not previously been added as available investment options under the Plan(s), to add each existing Fidelity Freedom K® Fund in the Direction to Change Investment Options section. The Sponsor further directs Trustee to add any additional Fidelity Freedom K® Funds as investment options as they are launched, such funds being available to Plan participants as of the open of trading on the New York Stock Exchange on their respective inception dates or as soon thereafter as administratively possible, unless otherwise directed by the Sponsor and agreed to by Trustee in writing.

II.           Fund Closures

As indicated in the chart below, the Plan(s) specified will be (i) freezing the fund(s) indicated below and redirecting contributions effective as of the market close (generally 4:00 P.M. Eastern time) on the live date listed below, and/or (ii) reallocating the balances in frozen funds in the Plan(s) (whether frozen pursuant to this or a previous direction) effective as of the market close (generally 4:00 P.M. Eastern time) on the date(s) specified below.

Plan #	Request Type- Redirection/ Reallocation/ Both	Re-Direct Trade Date	Re- Allocate Trade Date	Fidelity (FROM) FPRS Code & Ticker	From Legal Name	To Legal Name	Fidelity (TO) FPRS Code & Ticker	Redemption/ Short-Term Trading Fees on From Fund
56566	Both	03/21/2012	03/21/2012	0398 FSEMX	Spartan® Extended Market Index Fund - Investor Class	Spartan® Extended Market Index Fund - Fidelity Advantage Class	1521 FSEVX	0.75% / 90 days Preserved
75615	Both	03/21/2012	03/21/2012	0398 FSEMX	Spartan® Extended Market Index Fund - Investor Class	Spartan® Extended Market Index Fund - Fidelity Advantage Class	1521 FSEVX	0.75% / 90 days Preserved

Transactional Details:

•                  Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the “From Fund” investment options will be closed for all money-in and money-out transactions, and will be restricted from all transactions.

•                  Prospectus will be automatically generated according to the participants’ mail preference as a result of this reallocation.

•                  All assets will be liquidated and processed as a cash transaction.

Auto Rebalance Notification

•                  Participants enrolled in the Auto Rebalance service offered by the Plan will need to re-enroll if any of the closing funds are included in their rebalance order. A notification of this service will be included in the participant communication.

III.      Direction to Change the Investment Option for Participant Contributions where direction has not been received by the participant

The Sponsor hereby directs that, for Plan assets allocated to a Plan participant’s account where Trustee fails to receive a proper direction from the Plan participant, such Plan assets shall be invested in the age-appropriate Fidelity Freedom K® Fund determined according to the methodology set forth below and on the appropriate live date specified below.

Unless otherwise directed, (1) contributions and loan repayments that need to be reinvested due to a termination or reallocation of an investment option, or (2) proceeds from a stock fund tender offer (if applicable), shall be invested in the Fidelity® Money Market Trust Retirement Money Market Portfolio.

Fidelity Freedom K® Fund Age Default Service

☒                                  Update the Freedom K® Fund Age Default Service Methodology (i.e., Date Ranges) effective 03/21/2012 based on the tables below.  The Sponsor further directs Trustee to update the methodology (i.e., Date Ranges) as additional Fidelity Freedom K® Funds are launched.  Such updates will be made to the service as soon as administratively feasible following the launch of future Fidelity Freedom K® Funds, unless otherwise directed by the Sponsor and agreed to by Trustee in writing.

Freedom K® Fund Age Default for Participants with a valid Date of Birth

The table below describes the Fidelity methodology for applying the Freedom K® Funds by DOB.  The Fidelity allocation is based on the Freedom K® Funds’ objectives as described in the Funds’ Prospectus.

Fund Name	Fund Code	Retirement Date Range	DOB Range
Fidelity Freedom K® Income Fund	2171	Retired before 1998	Before 1933 or no date of birth on file
Fidelity Freedom K® 2000 Fund	2172	1998-2002	1/1/1933 – 12/31/1937
Fidelity Freedom K® 2005 Fund	2173	2003-2007	1/1/1938 – 12/31/1942
Fidelity Freedom K® 2010 Fund	2174	2008-2012	1/1/1943 – 12/31/1947
Fidelity Freedom K® 2015 Fund	2175	2013-2017	1/1/1948 – 12/31/1952
Fidelity Freedom K® 2020 Fund	2176	2018-2022	1/1/1953 – 12/31/1957
Fidelity Freedom K® 2025 Fund	2177	2023-2027	1/1/1958 – 12/31/1962
Fidelity Freedom K® 2030 Fund	2178	2028-2032	1/1/1963 – 12/31/1967
Fidelity Freedom K® 2035 Fund	2179	2033-2037	1/1/1968 – 12/31/1972
Fidelity Freedom K® 2040 Fund	2180	2038-2042	1/1/1973 – 12/31/1977
Fidelity Freedom K® 2045 Fund	2181	2043-2047	1/1/1978 – 12/31/1982
Fidelity Freedom K® 2050 Fund	2182	2048 - 2052	1/1/1983 – 12/31/1987
Fidelity Freedom K® 2055 Fund	2332	2053 and later	1/1/1988 and later

In the event additional Freedom K® Funds are added as investment options in accordance with direction given herein, such funds will be included in the preceding methodology and the corresponding date ranges will be extended as appropriate. For example, if a Fidelity Freedom K® 2060 Fund were to be launched, the corresponding “Retirement Date Range” would be 2058-2062 and the “Fund DOB Range” would be 1/1/1993 — 12/31/1997.  To the extent a Plan participant’s date of birth falls after the last date in the methodology, the Freedom K® Fund with the most advanced “Retirement Date Range” will be used for that participant.

A.            Freedom K® Fund Default for Participants with an invalid Date of Birth will utilize the Fidelity Freedom K® Income Fund (2171).

B.            Freedom K® Fund Age Default will apply to all sources of money listed below:

No changes to previously included sources

IV.  Communication Strategy

Trustee will draft the fund change notification for all Plan participants and beneficiaries with a balance and all eligible employees.  Trustee will provide Sponsor with a draft of the notification in advance to review the accuracy of the notification in order to meet the confirmed delivery date.  Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by the Sponsor.

Trustee will distribute the fund change notification electronically, via standard email notification and NetBenefits, with print distribution to all beneficiaries and to participants who do not have a valid email address on file.

Sponsor has worked with Trustee to confirm that the Plan investment option changes described in the Direction to Change Investment Options shall not result in a “blackout period” within the meaning of ERISA regulations and applicable DOL rules.